Exhibit 10.1

INSTRUMENT OF AMENDMENT

EMPLOYMENT AGREEMENT
BETWEEN
COVETRUS INC. AND MATTHEW FOULSTON

This Amendment to the Employment Agreement dated May 11, 2020 (the “Employment Agreement”) between Covetrus, Inc. (the “Company”) and Matthew Foulston (the “Executive”) is made and effective as of August 5, 2022 by the Company and the Executive.

RECITALS:

A.The Company and the Executive are parties to the Employment Agreement that sets forth the material terms and conditions of the Executive’s employment with the Company as its Chief Financial Officer.

B.The Company and the Executive desire to amend the Employment Agreement to provide for the separation of the Executive’s employment with the Company effective December 31, 2022 and certain other matters.

AGREEMENT:

In consideration of the premises and the mutual covenants set forth herein, the Company and the Executive hereby agree to amend the Employment Agreement as follows:

1.Section 1(a) of the Employment Agreement is hereby deleted in its entirety and replaced with the following:

“(a) Term. This Agreement commenced on the Effective Date and shall continue until December 31, 2022, unless earlier terminated as provided herein (the ‘Term’). Upon the scheduled expiration of the Term on December 31, 2022, the employment of the Executive by the Company shall automatically terminate.”

2.Section 3(a) of the Employment Agreement is hereby deleted in its entirety and replaced with the following:

“(a) Annual Incentive Compensation. The Executive shall be entitled to a Target Incentive Bonus with respect to the 2022 fiscal year of the Company in an amount that is the greater of (i) the Executive’s target bonus amount of $540,000; or (ii) the bonus amount earned by the Executive based on the actual achievement of performance goals under the Company’s annual bonus plan for 2022. The Target Incentive Bonus shall be paid in a lump sum after the end of the 2022 fiscal year at the same time and under the same terms and conditions as other executives of the Company; provided that the Executive remains employed by the Company until December 31, 2022 (other than as provided in Section 7(c) hereof), and in no event shall the Executive’s bonus be paid later than March 15, 2023.”
3.Section 3(b) of the Employment Agreement is hereby deleted in its entirety and replaced with the following.

“(b) Long-Term Incentive Compensation. All outstanding equity grants held by the Executive shall continue to vest in accordance with their terms for the remainder of the Term, in accordance with the terms of the applicable award agreements and subject to Section 7(c)(iv) below.”

4.Sections 7 and 7(a) of the Employment Agreement are hereby deleted in their entirety and are renamed and replaced with the following:

“7. Termination without Cause; Expiration of Term. If the Executive’s employment is terminated by the Company without Cause (as defined below), or by the Executive for Good Reason (as defined below) prior to the scheduled expiration of the Term on December 31, 2022, or due to the scheduled expiration of the Term on December 31, 2022, the provisions of this Section 7 shall apply.

(a) The Company may terminate the Executive’s employment at any time without Cause upon not less than thirty (30) days’ prior written notice to the Executive, and the Executive may resign for Good Reason (as defined below). The Executive’s employment shall terminate automatically and without action of either party upon the scheduled expiration of the Term on December 31, 2022.”

5.Sections 7(c)(i) and (ii) of the Employment Agreement are hereby deleted in their entirety and replaced with the following:

Exhibit 10.1

“(i) (a) if the Executive’s termination date occurs prior to the scheduled expiration of the Term on December 31, 2022, continuation of the Executive’s Base Salary (at the rate then in effect) for the remainder of the Term, and (b) upon the scheduled expiration of the Term on December 31, 2022, continued payments to the Executive for twelve (12) months thereafter at the rate of $2,020,000 annually, which shall be paid in regular payroll installments over such twelve (12) month period following the scheduled expiration of the Term on December 31, 2022;

(ii) The Target Incentive Bonus, payable as and in accordance with Section 3(a) (without duplication); and”

6.Section 7(c)(iii) of the Employment Agreement is hereby deleted in its entirety and replaced with the following:

“If the Executive timely and properly elects health continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), then continued health (including hospitalization, medical, dental, vision etc.) insurance coverage substantially similar in all material respects as the coverage provided to the Company’s then other active senior executives for the Subsidy Period (as defined below); provided that the Executive shall pay an amount equal to the amount active employees pay for such coverage as of the date of the Executive’s termination (the “Monthly COBRA Costs”) and the period of COBRA health care continuation coverage provided under section 4980B of the Internal Revenue Code, as amended and the regulations and guidance promulgated thereunder (the “Code”) shall run concurrently with the period; provided further that, notwithstanding the foregoing, the amount of any benefits provided by this subsection (c)(iii) shall be reduced or eliminated to the extent the Executive becomes entitled to duplicative benefits by virtue of the Executive’s subsequent or other employment; and provided further that, notwithstanding the foregoing, if the Company’s making payments under this Section 7(c)(iii) would violate any nondiscrimination rules applicable to the Company’s group health plan under which such coverage is made available, or result in the imposition of penalties under the Code or the Affordable Care Act, or be impermissible under applicable law, the Parties agree to reform this Section 7(c)(iii) in a manner as is necessary to comply with such requirements and avoid such penalties. For purposes of this Section 7(c)(iii), the “Subsidy Period” shall commence on the date that the Executive’s employment with the Company is terminated pursuant to Section 7 (i.e. upon the scheduled expiration of the Term, or, if sooner, the date the Executive’s employment with the Company is terminated by the Company without Cause or by the Executive for Good Reason) and shall continue through the date that is eighteen (18) months following the scheduled expiration of the Term on December 31, 2022.”

7.A new clause (iv) is added at the end of Section 7(c) of the Employment Agreement to provide as follows:

“(iv) Effective at the scheduled expiration of the Term on December 31, 2022 or, if earlier, the date of consummation of the transactions proposed by that certain Merger Agreement by and between the Company, Corgi Bidco, Inc., and Corgi Merger Sub, Inc., dated May 24, 2022, (x) all outstanding equity grants held by the Executive that vest based upon the Executive’s continued service over time shall accelerate, and become fully vested and/or exercisable, as the case may be, and (y) all outstanding equity grants held by the Executive that vest based upon attainment of performance criteria shall accelerate, and become vested and/or exercisable, as the case may be, at the applicable target level of performance. Exhibit A provides a complete list of all equity awards subject to this Section 7(c)(iv).”

8.Section 9 of the Employment Agreement is hereby deleted in its entirety and replaced with the following:

“9. Death; Disability. Any termination of the Executive’s employment by the Company by reason of death or, subject to the requirements of applicable law, Disability (as defined below), shall be treated for all purposes under this Agreement in the same manner as a termination of the Executive by the Company without Cause or resignation by the Executive for Good Reason as described in Section 7 above. In the event of the Executive’s death, whether during or after the Executive’s employment, any payments to which the Executive is entitled under the terms of this Agreement shall be paid to the Executive’s estate.”

9.Section 11(a) of the Employment Agreement is hereby deleted in its entirety, and the provisions of Section 7, as amended hereby, shall apply in lieu thereof.

10.Section 12(d) of the Employment Agreement is hereby amended to include the following at the end thereof:

“Notwithstanding the foregoing, neither the Amendment to the Employment Agreement dated May 11, 2020 nor the actions contemplated thereby, including any announcement of the Executive’s termination of employment or the transition of his duties in connection therewith, shall constitute a “Good Reason” for termination of employment.”

11.A new clause (iii) is added at the end of Section 13(c) of the Employment Agreement to provide as follows:

“(iii) shall not be required to take any steps to mitigate or offset any severance payments that are payable pursuant to Section 7 of this Agreement.”

Exhibit 10.1

12.In all other respects, the provisions of the Employment Agreement shall continue in effect and are hereby confirmed.

[Signature Page Follows]

Exhibit 10.1

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date noted in the first paragraph hereof.

COVETRUS, INC.

BY: /s/ Ben Wolin________
Name: Ben Wolin
Title: Chief Executive Officer

EXECUTIVE

/s/ Matthew Foulston
     Matthew Foulston

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